Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-249555, 333-254340, 333-263552, 333-269955 and 333-277530) on Form S-8 and (No. 333-263553 and 333-276677) on Form S-3 of our report dated March 27, 2025, with respect to the financial statements of Shattuck Labs, Inc.
/s/ KPMG LLP
Austin, Texas
March 27, 2025